Exhibit 5.1

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July 3, 2013 Raptor Pharmaceutical Corp. 5 Hamilton Landing, Suite 160 Novato, California 94949

Re:	Registration Statement No. 333-179215; Up to $100,000,000 of Shares of Common Stock, par value $0.001 per share
Ladies and Gentlemen:
We have acted as special counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the "Company"), in connection with the proposed issuance from time to time of (i) shares of common stock of the Company, par value $0.001 per share, having an aggregate offering price of up to $100,000,000 (excluding $38,342,452.34 previously sold through Cowen and Company, LLC ("Cowen")) (the "Shares"), by the Company pursuant to the Amended and Restated Sales Agreement dated as of July 3, 2013 between the Company and Cowen (the "Sales Agreement"), and (ii) associated preferred stock pur8chase rights (the "Rights") to be issued pursuant to the Rights Agreement dated as of May 13, 2005 (as amended to date, the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agent").  The Shares and associated Rights are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on January 27, 2012 (Registration No. 333–179215) (the "Registration Statement"), a related base prospectus dated February 3, 2012 (the "Base Prospectus"), a prospectus supplement dated April 30, 2012 filed with the Commission pursuant to Rule 424(b) under the Act (the "April 2012 Prospectus Supplement"), a prospectus supplement dated June 28, 2012 filed with the Commission pursuant to Rule 424(b) under the Act (the "June 2012 Prospectus Supplement") and a prospectus supplement dated July 3, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the April 2012 Prospectus Supplement and the June 2012 Prospectus Supplement, the "Prospectus").  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

Raptor Pharmaceutical Corp. July 3, 2013 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (ii) have been issued by the Company against payment therefor in total numbers that do not exceed the total number of shares available under the Company's certificate of incorporation and in the circumstances contemplated by the Sales Agreement and the Rights Agreement, (a) the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, (b) the Shares and associated Rights will be validly issued, and (c) the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company's Form 8-K dated July 3, 2013 and to the reference to our firm in the Prospectus under the heading "Legal Matters."  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
            Very truly yours,

            /s/ Latham & Watkins LLP